Exhibit 99.1

Citizens Financial Group, Inc., Reports Third Quarter Net Income of $189 Million, or $0.34 Diluted EPS

Adjusted net Income, excluding net restructuring charges and special items, of $202 million, or $0.36 diluted EPS*

Diluted EPS growth vs. prior year of 31%; 38% on an Adjusted basis*

Adjusted ROTCE of 6.2% in third quarter 2014 compared with 4.3% in third quarter 2013*

Good progress in driving growth and efficiency initiatives

PROVIDENCE, RI (October 27, 2014) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reports third quarter net income of $189 million, or $0.34 per diluted common share, compared with $313 million, or $0.56 per diluted common share, for second quarter 2014, and $144 million, or $0.26 per diluted common share, for third quarter 2013. Third quarter 2014 results were reduced by $0.02 per diluted common share related to net restructuring charges and special items versus a $0.19 per diluted common share benefit in second quarter 2014 as detailed in the discussion of results portion of this release. Adjusted EPS of $0.36 in third quarter of 2014 compares with $0.37 in second quarter 2014, and $0.26 in third quarter 2013.

Citizens also announced that its board of directors has declared a quarterly cash dividend of $0.10 per common share. The dividend is payable on November 20, 2014 to shareholders of record at the close of business on November 6, 2014.

“Citizens delivered solid bottom line results this quarter, with positive momentum in our business performance and good execution across our growth and efficiency initiatives,” said Bruce Van Saun, Chairman and Chief Executive Officer. “We continue to make solid progress in key growth areas like auto and student lending, and in capital markets where we moved to a top five ranking in middle market loan syndications.”

Van Saun continued, “The initial public offering was a significant milestone for us as we work towards our aspiration of becoming a top-performing regional bank. We remain focused on delivering enhanced value for our customers, the communities we serve and for our shareholders.”

The Return on Average Tangible Common Equity* (“ROTCE”) was 5.81% in third quarter 2014 compared to 9.59% in second quarter 2014. The Adjusted ROTCE* for third quarter 2014 was 6.22% compared to 6.28% for second quarter 2014, as improvement in underlying pre-provision profit was offset by an increase in provision for credit losses from relatively low second quarter 2014 levels.

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and their reconciliation to GAAP. All references to “Adjusted” results exclude restructuring charges and special items.

Citizens Financial Group, Inc.

Third quarter 2014 net income was reduced by $13 million after-tax, or $0.02 per share, of restructuring charges and special items, largely related to efforts to improve processes and enhance efficiencies, as well as rebranding and separation from The Royal Bank of Scotland Group plc (“RBS”). Second quarter 2014 results included a net $108 million after-tax benefit, or $0.19 per share, of restructuring charges and special items including a $180 million after-tax gain on the sale of the Chicago-area Charter One branches, small business and select middle market relationships (the “Chicago Divestiture”).

In addition to the restructuring charges and special items associated with the Chicago Divestiture that have been excluded from Adjusted Results*, the Chicago Divestiture also reduced quarterly results by the following estimated amounts: $13 million in net interest income, $12 million in noninterest income and $21 million in noninterest expense.

Key Highlights – Third Quarter 2014 vs. Second Quarter 2014

•	Third quarter highlights include 6% year over year growth in loan assets, continued overall strong credit quality and good expense discipline.

Results

•	Adjusted total revenue* of $1.16 billion was essentially flat with second quarter 2014, excluding the impact of the Chicago Divestiture.

•	Net interest income of $820 million decreased $13 million, reflecting an estimated $13 million reduction from the Chicago Divestiture.

•	Adjusted noninterest income* decreased $11 million, reflecting an estimated $12 million reduction from the Chicago Divestiture.

•	Adjusted noninterest expense* decreased $44 million, driven by the estimated $21 million impact of the Chicago Divestiture, lower regulatory costs and the benefit of our efficiency initiatives.

•	Adjusted efficiency ratio* of 68% improved over 200 basis points from second quarter 2014.

•	Pre-provision profit was $351 million. Adjusted pre-provision profit* was up $20 million, driven by the decline in expenses.

•	Provision for credit losses of $77 million increased $28 million, reflecting a return to a more normalized level from an unusually low second quarter.

Balance Sheet

•	Average interest-earning assets increased $1.2 billion, or 1%, despite a $1.0 billion decrease in loans held for sale associated with the Chicago Divestiture. Adjusted for the Chicago Divestiture, growth was 1.9%.

•	Average deposits and deposits held for sale decreased $490 million, or 1%, as a $4.5 billion decrease tied to the Chicago Divestiture was largely offset by underlying average deposit growth of $4 billion.

•	Period-end deposits increased $1.8 billion driven by growth in Commercial.

•	Nonperforming loans and leases decreased to 1.19% of total loans and leases from 1.35% as credit quality continues to improve. Allowance coverage of NPL’s increased to 111% in third quarter 2014 from 101% in second quarter 2014.

•	Capital strength remained robust with a Tier 1 common equity ratio of 12.9%.

Citizens Financial Group, Inc.

•	Two capital exchange transactions were recently completed with RBS. The first was a $333 million capital exchange transaction in August with associated sub-debt issuance. The second was a $334 million capital exchange transaction with RBS that included a 14.3 million share repurchase on October 8th along with associated sub-debt issuance.

Initiatives

•	Good progress continued on initiatives intended to drive growth and enhance efficiency:

•	Efficiency program drove $14 million in savings during the quarter.

•	Consumer household growth of approximately 46,000 since year end 2013.

•	Commercial momentum remains strong, with Citizens ranked 5th in the most recent U.S. middle-market book runner loan syndication league tables** by number of deals.

Earnings highlights

				3Q14 change from
($s in millions, except per share data)	3Q14	2Q14	3Q13	2Q14			3Q13
Earnings				$		%	$		%
Net interest income	$820	$833	$770	$(13)		(2)%	$50		6%
Noninterest income	341	640	383	(299)		(47)	(42)		(11)
Total revenue	1,161	1,473	1,153	(312)		(21)	8		1
Noninterest expense	810	948	788	(138)		(15)	22		3
Profit before provision for credit losses	351	525	365	(174)		(33)	(14)		(4)
Provision for credit losses	77	49	145	28		57	(68)		(47)

Net income	$189	$313	$144	$(124)		(40)%	$45		31%
After-tax restructuring charges and special items	(13)	108	—	(121)		(112)	(13)		NM

Net income, excluding restructuring charges and special items*	$202	$205	$144	$(3)		(1)%	$58		40%

Average common shares outstanding
Basic	559,998,324	559,998,324	559,998,324	—		—%	—		—%
Diluted	560,243,747	559,998,324	559,998,324	245,423		0%	245,423		0%
Diluted earnings per share	$0.34	$0.56	$0.26	$(0.22)		(39)%	$0.08		31%
Diluted earnings per share, excluding restructuring charges and special items*	$0.36	$0.37	$0.26	$(0.01)		(3)%	$0.10		38%

Financial ratios
Net interest margin	2.77%	2.87%	2.88%	(10	) bps		(11	) bps
Noninterest income as a % of total revenue	29.4	43.4	33.2	(1,408	) bps		(385	) bps
Effective income tax rate	30.8	34.3	34.6	(346	) bps		(376	) bps
Efficiency ratio	70	64	68	551	bps		135	bps
Efficiency ratio, excluding restructuring charges and special items*	68	70	68	(221	) bps		(47	) bps
Return on average tangible common equity*	5.81	9.59	4.34	(378	) bps		147	bps
Return on average tangible common equity excluding restructuring charges and special items*	6.22	6.28	4.34	(6	) bps		188	bps
Return on average common equity	3.87	6.41	2.91	(254	) bps		96	bps
Return on average total assets	0.58	0.99	0.49	(41	) bps		9	bps
Return on average total tangible assets*	0.61%	1.04%	0.52%	(43	) bps		9	bps

Capital adequacy[1]
Tier 1 common equity ratio	12.9%	13.3%	13.9%
Total capital ratio	16.1	16.2	16.3
Leverage ratio	10.9%	11.1%	12.1%

Asset quality
Total nonperforming loans and leases as a % of total loans and leases	1.19%	1.35%	1.98%	(16	) bps		(79	) bps
Net charge-offs as a % of average loans and leases	0.38	0.31	0.61	7	bps		(23	) bps
Allowance for loan and lease losses as a % of loans and leases	1.32	1.36	1.43	(4	) bps		(11	) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	111.30%	100.84%	72.06%	1,046	bps		3,924	bps

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and reconciliation of those non-GAAP financial measures to GAAP. All references to Adjusted results exclude restructuring charges and special items.
1	Regulatory capital ratios are preliminary.

**	Thomson Reuters

Citizens Financial Group, Inc.

Discussion of Results:

Net income of $189 million in third quarter 2014 decreased $124 million, or 40%, from second quarter 2014, and increased $45 million from third quarter 2013. Results included the following restructuring charges and special items which largely related to our separation from RBS and efforts to improve processes and enhance efficiency.

Restructuring charges and special items

	As of and for the three months ended
	September 30, 2014		June 30, 2014		increase/decrease
($s in millions, except per share data)	pre-tax	after-tax	pre-tax	after-tax	pre-tax	after-tax
Noninterest income special items:
Other income
Net Gain on Chicago Divestiture	$—	$—	$288	$180	$(288)	$(180)

Total noninterest income special items	$—	$—	$288	$180	$(288)	$(180)

Noninterest expense restructuring charges and special items:

Salaries and employee benefits
Chicago Divestiture	$—	$—	$3	$2	$(3)	$(2)
Efficiency initiatives	—	—	40	25	(40)	(25)
Non-compensation expense
Chicago Divestiture	—	—	14	9	(14)	(9)
Efficiency initiatives	4	3	46	28	(42)	(25)
Separation / IPO related	2	1	6	4	(4)	(3)
Other	15	9	6	4	9	5

Total noninterest expense restructuring charges and special items	$21	$13	$115	$72	$(94)	$(59)

Net restructuring charges and special items	$(21)	$(13)	$173	$108	$(194)	$(121)
EPS impact		$(0.02)		$0.19		$(0.21)

Adjusted results*

				3Q14 change from
$s in millions	3Q14	2Q14	3Q13	2Q14		3Q13
				$	%	$	%
Net interest income	$820	$833	$770	$(13)	(2)%	$50	6%
Adjusted noninterest income *	341	352	383	(11)	(3)	(42)	(11)

Adjusted total revenue *	1,161	1,185	1,153	(24)	(2)	8	1
Adjusted noninterest expense *	789	833	788	(44)	(5)	1	—

Adjusted pre-provision profit*	372	352	365	20	6	7	2
Provision for credit losses	77	49	145	28	57	(68)	(47)

Adjusted pretax income *	295	303	220	(8)	(3)	75	34
Adjusted income tax expense *	93	98	76	(5)	(5)	17	22

Adjusted net income*	$202	$205	$144	$(3)	(1)%	$58	40%

Adjusted net income* of $202 million in third quarter 2014 decreased $3 million, or 1%, from second quarter 2014 as a $24 million decrease in revenue driven by the Chicago Divestiture and a $28 million increase in provision for credit losses were largely offset by $44 million decline in expenses, $21 million of which relates to the Chicago Divestiture. Adjusted pre-provision profit* increased $20 million from second quarter 2014 driven by lower noninterest expense, largely related to lower regulatory costs and incentives.

Citizens Financial Group, Inc.

Third quarter 2014 Adjusted net income* increased $58 million, or 40%, from $144 million in third quarter 2013, reflecting lower provision expense related to continued improvement in credit quality. Adjusted pre-provision profit* increased $7 million from third quarter 2013 as growth in net interest income and capital markets fees was largely offset by lower securities gains and service charges.

Net interest income

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14			3Q13
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$756	$762	$751	$(6)		(1)%	$5		1%
Investment securities	155	154	120	1		1	35		29
Interest-bearing deposits in banks	2	1	2	1		100	—		—

Total interest income	$913	$917	$873	$(4)		(0)%	$40		5%

Interest expense:
Deposits and deposits held for sale	$41	$36	$58	$5		14%	$(17)		(29)%
Federal funds purchased and securities sold under agreement to repurchase	9	1	35	8		800	(26)		(74)
Other short-term borrowed funds	21	30	2	(9)		(30)	19		950
Long-term borrowed funds	22	17	8	5		29	14		175

Total interest expense	$93	$84	$103	$9		11%	$(10)		(10)%

Net interest income	$820	$833	$770	$(13)		(2)%	$50		6%

Net interest margin	2.77%	2.87%	2.88%	(10	) bps		(11	) bps

Net interest income of $820 million in third quarter 2014 decreased $13 million, or 2%, compared with second quarter 2014 which included an estimated $20 million benefit related to loans and deposits associated with the Chicago Divestiture ($13 million) and higher commercial loan interest recoveries on prior period charge offs ($7 million). Net interest income excluding these items was up by $7 million, reflecting the benefit of higher earning assets, one additional business day in the quarter, deposit growth, and a reduction in pay-fixed swap costs, partially offset by increased borrowing costs on subordinated debt and lower deposit spreads.

Third quarter net interest income increased $50 million, or 6%, from third quarter 2013, as the benefit of growth in earning assets and a reduction in pay-fixed swap costs was partially offset by continued pressure from the relatively persistent low-rate environment, higher borrowing costs and the effect of the Chicago Divestiture.

Net interest margin declined ten basis points to 2.77% in third quarter 2014 from 2.87% in second quarter 2014. Second quarter 2014 results included an estimated four basis point benefit related to loans and deposits associated with the Chicago Divestiture and commercial loan recoveries. Excluding this four basis point impact, the decline in margin largely reflects lower loan yields given spread pressure in commercial, increased deposit costs related to growth in money market and term deposits, and higher borrowing costs related to the issuance of subordinated debt.

Compared to third quarter 2013, net interest margin decreased 11 basis points as the benefit of a reduction in pay-fixed swap costs and lower deposits costs was more than offset by a reduction in loan and investment portfolio spreads reflecting the impact of the relatively persistent low-rate environment on loan yields and higher borrowing costs related to the issuance of subordinated debt.

Citizens Financial Group, Inc.

Noninterest Income

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14		3Q13
				$	%	$	%
Service charges and fees	$144	$147	$163	$(3)	(2)%	$(19)	(12)%
Card fees	58	61	63	(3)	(5)	(5)	(8)
Trust and investment services fees	39	42	39	(3)	(7)	—	—
Foreign exchange and trade finance fees	26	22	25	4	18	1	4
Mortgage banking fees	21	14	20	7	50	1	5
Capital markets fees	22	26	11	(4)	(15)	11	100
Securities gains, net	2	—	25	2	NM	(23)	(92)
Other income	29	328	37	(299)	(91)	(8)	(22)

Noninterest income	$341	$640	$383	$(299)	(47)%	$(42)	(11)%
Special items	—	288	—	(288)	(100)	—	NM

Noninterest income, excluding special items*	$341	$352	$383	$(11)	(3)%	$(42)	(11)%

Noninterest income of $341 million in third quarter 2014 decreased $299 million from second quarter 2014 which included a net $288 million gain and an estimated $12 million of fee income associated with the Chicago Divestiture, as well as a $9 million gain on the sale of a student loan portfolio. Excluding these items, noninterest income increased approximately $10 million driven by growth in mortgage banking, service charges and fees and foreign exchange and trade finance fees. Results also reflected declines in leasing and capital markets fees from relatively high levels in second quarter 2014.

Noninterest income decreased $42 million from third quarter 2013 as an $11 million increase in capital markets fees was more than offset by a $23 million reduction in securities gains, and a net $24 million decrease in service charges and fees and card fees, which included the effect of a change in check posting order and the impact of the Chicago Divestiture.

Noninterest expense

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14		3Q13
				$	%	$	%
Salaries and employee benefits	$409	$467	$403	$(58)	(12)%	$6	1%
Outside services	106	125	87	(19)	(15)	19	22
Occupancy	77	87	80	(10)	(11)	(3)	(4)
Equipment expense	58	65	69	(7)	(11)	(11)	(16)
Amortization of software	38	33	26	5	15	12	46
Other expense	122	171	123	(49)	(29)	(1)	(1)

Total noninterest expense	$810	$948	$788	$(138)	(15)%	$22	3%
Restructuring charges and special items	21	115	—	(94)	(82)	21	NM

Total noninterest expense, excluding restructuring charges and special items*	$789	$833	$788	$(44)	(5)	$1	0

Noninterest expense of $810 million in third quarter 2014 decreased $138 million from second quarter 2014 driven by a $94 million reduction in restructuring charges and special items. Adjusted noninterest expense* decreased $44 million, largely driven by an estimated $21 million decrease related to the impact of the Chicago Divestiture, as well as lower regulatory costs, benefits from our efficiency initiatives, and a reduction in incentive expense.

Citizens Financial Group, Inc.

Noninterest expense in third quarter 2014 increased $22 million from third quarter 2013 driven by a $21 million increase in restructuring charges and special items as well as higher incentive costs, partially offset by the Chicago Divestiture. Adjusted noninterest expense* was in-line with third quarter 2013.

The company’s effective tax rate was 30.8% in the third quarter of 2014 compared to 34.3% in the second quarter of 2014, which included a higher marginal tax rate on the Chicago Divestiture gain, and 34.6% in the third quarter of 2013.

Consumer Banking Segment

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14			3Q13
				$		%	$		%
Net interest income	$532	$546	$543	$(14)		(3)%	$(11)		(2)%
Noninterest income	226	236	246	(10)		(4)	(20)		(8)
Total revenue	758	782	789	(24)		(3)	(31)		(4)
Noninterest expense	609	655	622	(46)		(7)	(13)		(2)
Profit before provision for credit losses	149	127	167	22		17	(18)		(11)
Provision for credit losses	66	59	87	7		12	(21)		(24)
Income before income tax expense	83	68	80	15		22	3		4
Income tax expense	29	24	28	5		21	1		4

Net income	$54	$44	$52	$10		23%	$2		4%

Average balances

Total loans and leases (1)	$47,848	$47,368	$44,766	$480		1%	$3,082		7%
Total deposits (1)	65,609	70,181	72,220	(4,572)		(7)%	(6,611)		(9)%

Key metrics

ROTCE (2)*	4.57%	3.87%	4.69%	70	bps		(12	) bps
Efficiency ratio*	80%	84%	79%	(319	) bps		159	bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $54 million for third quarter 2014 increased $10 million, or 23%, compared to second quarter 2014, driven by a $46 million decrease in noninterest expense, partially offset by a $24 million decline in total revenue. Net interest income declined $14 million, or 3%, from second quarter 2014 driven by an estimated $21 million decrease related to the Chicago Divestiture which more than offset the benefit of increased mortgage and auto balances and one additional business day in the quarter. Noninterest income decreased $10 million, or 4%, from the second quarter of 2014 which included a $9 million gain on the sale of a student loan portfolio as well as an estimated $11 million related to the Chicago Divestiture. Excluding these items, third quarter 2014 noninterest income growth of $10 million reflects the benefit of higher mortgage banking fee income and service charges and other fees. Noninterest expense of $609 million declined $46 million, or 7%, from second quarter 2014 driven by the impact of the Chicago Divestiture which reduced expenses by an estimated $20 million as well as lower regulatory costs and our efforts to improve efficiency. Provision for credit losses of $66 million increased $7 million, or 12%, from relatively low second quarter 2014 levels.

Citizens Financial Group, Inc.

Net income of $54 million for third quarter 2014 increased $2 million, or 4%, from third quarter 2013 driven by the benefit of expense discipline and a decrease in provision expense reflecting continued improvement in credit quality. Consumer Banking revenue decreased $31 million from third quarter 2013, largely reflecting the impact of the Chicago Divestiture, a change in check posting order which lowered service charges by an estimated $13 million, and the effect of the relatively persistent low-rate environment which also lowered net interest income. Noninterest expense decreased $13 million, reflecting the impact of the Chicago Divestiture, partially offset by investment in the business. Provision for credit losses of $66 million decreased $21 million, or 24%, from third quarter 2013 largely reflecting the benefit of continued improvement in credit quality.

Commercial Banking Segment

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14			3Q13
				$		%	$		%
Net interest income	$270	$264	$263	$6		2%	$7		3%
Noninterest income	104	107	93	(3)		(3)	11		12
Total revenue	374	371	356	3		1	18		5
Noninterest expense	162	157	156	5		3	6		4
Profit before provision for credit losses	212	214	200	(2)		(1)	12		6
Provision for credit losses	—	(2)	3	2		NM	(3)		NM
Income before income tax expense	212	216	197	(4)		(2)	15		8
Income tax expense	73	75	70	(2)		(3)	3		4

Net income	$139	$141	$127	$(2)		(1)%	$12		9%

Average balances

Total loans and leases (1)	$37,787	$37,389	$34,510	$398		1%	$3,277		9%
Total deposits (1)	20,985	18,358	17,774	2,627		14%	3,211		18%

Key metrics

ROTCE (2)*	13.10%	13.78%	13.24%	(68	) bps		(14	) bps
Efficiency ratio*	43%	42%	44%	99	bps		(34	) bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $139 million in third quarter 2014 decreased $2 million from second quarter 2014 as the benefit of revenue growth was more than offset by higher other noninterest expense and provision for loan losses from unusually low second quarter levels. Net interest income grew $6 million, or 2%, driven by average loan growth in Asset Finance, Mid-Corporate, Commercial Real Estate, and Franchise Finance lines of businesses as well as the benefit of robust deposit growth and one additional business day in the quarter. Noninterest income decreased $3 million as growth in interest rate products, foreign exchange and trade finance fee income was more than offset by a decline in leasing income and capital markets fees from relatively high second quarter levels. Noninterest expense increased $5 million, or 3%, from second quarter 2014 largely reflecting a reversal of prior-period loss reserves in second quarter 2014 as well as continued investments in technology and hiring to drive future growth. The provision for credit losses was zero for third quarter 2014 as compared to a net recovery on charge-offs of $2 million in the prior quarter.

Third quarter 2014 net income increased $12 million, or 9%, compared to third quarter 2013 driven by an $18 million increase in total revenue. Net interest income increased $7 million, or 3%, from third quarter 2013 reflecting a $3.3 billion increase in loans and leases driven by strength in Mid-Corporate, Asset Finance, Commercial Real Estate, and Franchise Finance.

Citizens Financial Group, Inc.

Noninterest income increased $11 million, or 12%, reflecting strong growth in capital markets particularly in loan syndications. Noninterest expense increased $6 million, or 4%, from third quarter 2013 driven by continued investments to enhance revenue growth including hiring and technology investments. Provision for credit losses decreased $3 million from third quarter 2013 reflecting improvement in credit quality.

Other

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14		3Q13
				$	%	$	%
Net interest income (expense)	$18	$23	$(36)	$(5)	(22)%	$54	150%
Noninterest income	11	297	44	(286)	(96)	(33)	(75)
Total revenue	29	320	8	(291)	(91)	21	263
Noninterest expense	39	136	10	(97)	(71)	29	290
Profit (loss) before provision for credit losses	(10)	184	(2)	(194)	(105)	(8)	(400)
Provision for credit losses	11	(8)	55	19	238	(44)	(80)
Income (loss) before income tax expense (benefit)	(21)	192	(57)	(213)	(111)	36	63
Income tax expense (benefit)	(17)	64	(22)	(81)	(127)	5	23

Net income (loss)	$(4)	$128	$(35)	$(132)	(103)%	$31	89%

Average balances

Total loans and leases (1)	$4,218	$4,434	$5,593	$(216)	(5)%	$(1,375)	(25)%
Total deposits (1)	5,082	3,627	3,149	1,455	40%	1,933	61%

[1]	Includes held for sale.

Other recorded a net loss of $4 million in third quarter 2014 compared to net income of $128 million in second quarter 2014. Net interest income for third quarter 2014 of $18 million decreased $5 million from the prior quarter driven by continued runoff of the non-core loan portfolio, despite the benefit of one additional business day in the quarter. Noninterest expense of $39 million decreased $97 million from second quarter 2014 driven by a $94 million reduction in restructuring charges and special items. Noninterest income of $11 million decreased $286 million from second quarter 2014, reflecting the impact of the $288 million net gain on sale related to the Chicago Divestiture. Provision for credit losses in Other was $11 million in third quarter 2014 and included an $11 million reserve release. Third quarter provision for credit losses increased from a net benefit of $8 million in second quarter 2014, which included net recoveries on prior period charge-offs and a $19 million reserve release. Provision for credit losses within Other mainly represents the residual change in the consolidated allowance for credit losses after attributing the respective net charge-offs to the Consumer Banking and Commercial Banking segments, while also factoring in net charge-offs related to the non-core portfolio.

Other net loss of $4 million in the third quarter improved from a net loss of $35 million in the third quarter of 2013 driven by a $54 million increase in net interest income and $44 million decrease in provision, partially offset by lower security gains of $23 million. Excluding the restructuring charges and special items, Other net income of $9 million in third quarter 2014 increased $44 million from third quarter 2013. This was driven by higher net interest income and lower provision for credit losses, partially offset by lower noninterest income.

Citizens Financial Group, Inc.

Consolidated balance sheet review(1)

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14			3Q13
				$		%	$		%
Total assets	$131,341	$130,279	$120,074	$1,062		1%	$11,267		9%
Loans and leases and loans held for sale	90,957	89,091	85,800	1,866		2	5,157		6
Deposits	93,463	91,656	93,930	1,807		2	(467)		(0)
Average interest-earning assets (quarterly)	117,196	115,992	105,857	1,204		1	11,339		11
Tangible common equity*	$12,900	$13,098	$12,861	(198)		(2)	39		0
Loan-to-deposit ratio (period-end)[2]	97.3%	97.2%	91.3%	12	bps		598	bps
Tier 1 common equity ratio(3)	12.9	13.3	13.9
Total capital ratio(3)	16.1%	16.2%	16.3%

[1]	Represents period-end unless otherwise noted.
[2]	Includes loans held for sale and deposits held for sale.
[3]	Regulatory capital ratios are preliminary.

Total assets of $131.3 billion increased $1.1 billion, or 1%, from June 30, 2014, driven by a $1.9 billion increase in loans and leases. Total assets increased $11.3 billion, or 9%, from September 30, 2013, reflecting growth in the securities portfolio and loans and leases.

Average interest-earning assets of $117.2 billion in third quarter 2014 increased $1.2 billion, or 1%, from the prior quarter, largely reflecting higher auto, residential mortgage and commercial real estate balances. Adjusted for the Chicago Divestiture, growth was 1.9%. Average interest-earning assets increased $11.3 billion, or 11%, from September 30, 2013, as higher investment securities, commercial loans and leases, automobile and mortgage balances were partially offset by the effect of higher refinancing payoffs on the home equity portfolios.

Citizens Financial Group, Inc.

Interest-earning assets

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14		3Q13
Period-end interest-earning assets				$	%	$	%
Investments and interest-bearing deposits	$27,036	$29,450	$22,832	$(2,414)	(8)%	$4,204	18%
Loans and leases
Commercial loans and leases	41,470	40,974	39,084	496	1	2,386	6
Retail loans	49,279	47,855	46,409	1,424	3	2,870	6
Total loans and leases	90,749	88,829	85,493	1,920	2	5,256	6
Loans held for sale	205	173	307	32	18	(102)	(33)
Other loans held for sale	3	89	—	(86)	(97)	3	NM
Total loans and leases and loans held for sale	90,957	89,091	85,800	1,866	2	5,157	6

Total period-end interest-earning assets	$117,993	$118,541	$108,632	$(548)	(0)%	$9,361	9%

Average interest-earning assets
Investments and interest-bearing deposits	$27,343	$26,801	$20,988	542	2	6,355	30
Loans and leases
Commercial loans and leases	41,191	40,472	38,462	719	2	2,729	7
Retail loans	48,459	47,547	46,028	912	2	2,431	5
Total loans and leases	89,650	88,019	84,490	1,631	2	5,160	6
Loans held for sale	176	138	379	38	28	(203)	(54)
Other loans held for sale	27	1,034	—	(1,007)	(97)	27	NM
Total loans and leases and loans held for sale	89,853	89,191	84,869	662	1	4,984	6

Total average interest-earning assets	$117,196	$115,992	$105,857	$1,204	1%	$11,339	11%

Investments and interest-bearing deposits totaled $27.0 billion as of September 30, 2014, down $2.4 billion from June 30, 2014, driven by a $2.4 billion reduction in interest-bearing deposits related to liquidity management strategies tied to the Chicago Divestiture. During third quarter 2014, we repositioned a portion of our agency mortgage-backed securities portfolio and recorded $2 million of securities gains. Investments and interest-bearing deposits increased $4.2 billion, or 18%, from September 30, 2013, largely related to the addition of high-quality, fixed-rate securities. At the end of third quarter 2014 the average duration of the securities portfolio was 4.0 years, which remained relatively stable with the end of the second quarter 2014, and decreased from 4.1 years at the end of third quarter 2013.

Period-end loans and leases were $90.7 billion at September 30, 2014, up $1.9 billion from $88.8 billion at June 30, 2014 and up $5.3 billion from $85.5 billion at September 30, 2013. The linked quarter increase was driven by $1.1 billion growth in auto, including $503 million in flow purchases, the purchase of $572 million in residential mortgages and commercial loan growth of $496 million. Year on year growth reflects higher commercial loans of $2.4 billion, as well as increased residential mortgage and auto loans.

Average loans and leases of $89.7 billion increased $1.6 billion from second quarter 2014 driven by increases in commercial loans, residential mortgages and auto loans. Results also reflected a $183 million decrease in the non-core portfolio. Average loans and leases were up $5.2 billion from third quarter 2013 reflecting commercial loan growth and an increase in residential mortgage and auto loans.

Citizens Financial Group, Inc.

Deposits

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14		3Q13
Period-end deposits				$	%	$	%
Demand deposits	$25,877	$26,670	$25,919	$(793)	(3)%	$(42)	(0)%
Checking with interest	15,449	15,171	14,034	278	2	1,415	10
Savings	7,655	7,829	8,008	(174)	(2)	(353)	(4)
Money market accounts	32,870	31,687	34,034	1,183	4	(1,164)	(3)
Term deposits	11,612	10,299	11,935	1,313	13	(323)	(3)

Total deposits	93,463	91,656	93,930	1,807	2	(467)	(0)
Deposits held for sale	—	—	—	—	NM	—	NM

Total deposits and deposits held for sale	$93,463	$91,656	$93,930	$1,807	2%	$(467)	(0)%

Average deposits
Average deposits	$91,676	$87,623	$93,143	$4,053	5%	$(1,467)	(2)%
Deposits held for sale	—	4,543	—	(4,543)	(100)	—	NM
Total average deposits and deposits held for sale	$91,676	$92,166	$93,143	$(490)	(1)%	$(1,467)	(2)%

Total deposits and deposits held for sale at September 30, 2014 increased $1.8 billion from June 30, 2014, reflecting growth in money market and term deposits. Third quarter 2014 period-end deposits decreased $467 million compared with third quarter 2013, driven by a $4.8 billion decrease related to the Chicago Divestiture. Third quarter 2014 average deposit balances decreased $1.5 billion from third quarter 2013, reflecting the Chicago Divestiture, partially offset by organic growth.

Borrowed funds

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14		3Q13
Period-end borrowed funds				$	%	$	%
Federal funds purchased and securities sold under agreement to repurchase	$5,184	$6,807	$3,424	$(1,623)	(24)%	$1,760	51%
Other short-term borrowed funds	6,702	7,702	2	(1,000)	(13)	6,700	NM
Long-term borrowed funds	2,075	1,732	1,064	343	20	1,011	95

Total borrowed funds	$13,961	$16,241	$4,490	$(2,280)	(14)	$9,471	211

Average borrowed funds	$14,996	$13,155	$2,371	$1,841	14%	$12,625	532%

Total borrowed funds at September 30, 2014 decreased $2.3 billion from June 30, 2014, as we grew deposits and replaced repurchase agreement funding and other short-term borrowings. Borrowed funds increased $9.5 billion from the end of the third quarter of 2013, as we utilized borrowing capacity to fund balance sheet growth. Average borrowed funds increased $1.8 billion compared with second quarter 2014, and $12.6 billion from third quarter 2013.

Capital(1)

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14		3Q13
Period-end capital				$	%	$	%
Common stockholder’s equity	$19,383	$19,597	$19,413	$(214)	(1)%	$(30)	(0)%
Tangible common equity*	$12,900	$13,098	$12,861	$(198)	(2)%	$39	0%
Tier 1 capital ratio	12.9%	13.3%	14.0%
Total equity ratio	16.1	16.2	16.3
Leverage ratio	10.9	11.1	12.1
Tier 1 common equity ratio	12.9	13.3	13.9
Memo: pro forma Basel III common equity tier 1 capital ratio*	12.5%	13.0%	13.6%

[1]	Regulatory capital ratios are preliminary.

Citizens Financial Group, Inc.

Capital ratios at September 30, 2014 remained well in excess of applicable regulatory requirements with a total risk-based capital ratio of 16.1% and a Tier 1 common equity ratio of 12.9%. The Tier 1 common equity ratio decreased from 13.3% at the end of the second quarter of 2014 and from 13.9% at the end of third quarter 2013. The change in this ratio reflects our objective to migrate our capital mix towards one comparable to that of our peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy and risk appetite.

During third quarter 2014, the company paid a $50 million common dividend to our majority shareholder, RBS, and issued $333 million of subordinated debt at a rate of 4.023% to RBS, in exchange for common equity which resulted in a 37 basis point decrease in our Tier 1 common equity ratio.

Subsequent to the close of the quarter, on October 8, 2014 we executed a capital exchange transaction with RBS which involved the issuance of $334 million of 10-year subordinated notes at a rate of 4.082% and the simultaneous repurchase of 14,297,761 shares of common stock owned by RBS at an average price per share of $23.36.

Credit quality review

				3Q14 change from
($s in millions)	3Q14	2Q14	3Q13	2Q14			3Q13
				$		%	$		%
Nonperforming loans and leases	$1,079	$1,200	$1,691	$(121)		(10)%	$(612)		(36)%
Accruing loans past due 90 days or more	8	12	44	(4)		(33)	(36)		(82)
Net charge-offs	88	68	131	20		29	(43)		(33)
Provision for credit losses	77	49	145	28		57	(68)		(47)
Allowance for loan and lease losses	$1,201	$1,210	$1,219	$(9)		(1)%	$(18)		(1)%
Total nonperforming loans and leases as a % of total loans and leases	1.19%	1.35%	1.98%	(16	) bps		(79	) bps
Net charge-offs as % of total loans and leases	0.38	0.31	0.61	7	bps		(23	) bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	111.30%	100.84%	72.06%	1,046	bps		3,924	bps

Credit quality during the quarter remained strong with relatively low levels of charge-offs and nonperforming loans and leases. At September 30, 2014 nonperforming loans of $1.1 billion declined $121 million, or 10%, from June 30, 2014 driven by a $102 million decrease in retail and a $19 million decrease in commercial. Nonperforming loans and leases to total loans and leases improved to 1.19% at September 30, 2014 from 1.35% at June 30, 2014, and 1.98% at September 30, 2013.

Nonperforming non-core loans totaled $191 million in the third quarter of 2014 compared with $197 million in the second quarter of 2014 and $314 million in the third quarter of 2013. Nonperforming non-core loans to total non-core loans of 5.96% at September 30, 2014 compared with 5.84% at June 30, 2014 and 7.72% at September 30, 2013. Troubled debt restructured loans included $402 million of retail loans and $29 million of commercial loans, and represented 40% of total nonperforming loans and leases, compared to 41% for June 30, 2014 and 44% for September 30, 2013. Nonperforming assets decreased $620 million, or 36%, from third quarter 2013 driven by improvement in commercial real estate and residential mortgage.

Net charge-offs of $88 million in third quarter 2014 increased $20 million from second quarters levels, which were the lowest since second quarter 2006. Retail product net charge-offs of $84 million remained relatively stable compared to $81 million in the second quarter. Commercial product net charge-offs of $4 million in third quarter 2014 increased $17 million from a $13

Citizens Financial Group, Inc.

million net recovery on prior period charge-offs in second quarter 2014. Non-core net charge offs, which are included in the product net charge-offs above, totaled $21 million in third quarter 2014 compared to $10 million in the second quarter of 2014 and $40 million in the third quarter of 2013. Annualized net charge-offs to total average loans and leases for third quarter 2014 of 38 basis points compared with relatively low 31 basis points in second quarter 2014 and 61 basis points in third quarter 2013. Annualized non-core net charge-offs to total average non-core loans and leases of 2.52% in third quarter 2014 compared with 1.13% in second quarter 2014 and 3.66% in third quarter 2013.

Provision for credit losses of $77 million in third quarter 2014 increased $28 million from second quarter 2014 moving back to more normalized levels and driving further improvement in all key coverage ratios. Third quarter 2014 results included an $11 million reserve release compared with a $19 million reserve release in second quarter 2014. Provision for credit losses decreased $68 million, or 47%, from third quarter 2013 reflecting improved credit quality. The total provision for credit losses includes the provision for loan and lease losses as well as the provision for unfunded commitments.

The allowance for loan and lease losses of $1.2 billion decreased $9 million, or 1%, from second quarter 2014, and remained relatively stable compared with third quarter 2013 reflecting continued improvement in overall credit quality, including a $34 million reduction in allowance for non-core loans from second quarter 2014. Allowance for loan and lease losses to non-performing loans and leases ratio was 111% as of September 30, 2014, up from 101% as of June 30, 2014, and 72% as of September 30, 2013. Excluding non-performing loans and leases that had been written down to a net realizable value, the allowance to nonperforming loans ratio was 262% at September 30, 2014, compared with 211% at June 30, 2014 and 113% for September 30, 2013.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:     Jim Hughes - 781.751.5404

Investors: Ellen A. Taylor - 203.897.4240

Conference Call

CFG management will host a live conference call today with details as follows:

Time:                        8:30 am EDT

Dial-in:                     Individuals may call in by dialing 844-216-1659, conference ID 1646016

Citizens Financial Group, Inc.

Webcast/Presentation:	The live webcast will be available at http://www.citizensbank.com/investor-relations, under Events

Replay Information:	A replay of the conference call will be available beginning at 12 pm EDT on October 27 through November 26. Please dial 888-266-2081 and enter access code # 1646016. The webcast replay will be available at http://www.citizensbank.com/investor-relations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $131.3 billion in assets as of September 30, 2014. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank and Charter One branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The table below presents reconciliations of certain non-GAAP measures. These reconciliations exclude goodwill impairment, restructuring charges and/or special items, which are usually included, where applicable, in the financial results presented in accordance with GAAP. Special items include regulatory expenses and expenses related to our initial public offering.

The non-GAAP measures set forth below include “total revenue”, “noninterest income”, “ noninterest expense”, “income tax expense (benefit)”, “net income (loss)”, “salaries and employee benefits”, “outside services”, “occupancy”, “equipment expense”, “other operating expense”, “return of average common equity” and “return on average total assets”. In addition, we present computations for “return on average tangible common equity”, “return on average total tangible assets” and “efficiency ratio” as part of our non-GAAP measures.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe goodwill impairment, restructuring charges and special items in any period do not reflect the operational performance of the business in that period and, accordingly, it is useful to consider these line items with and without goodwill impairment, restructuring charges and special items. We believe this presentation also increases comparability of period-to-period results.

Citizens Financial Group, Inc.

We also consider pro forma capital ratios defined by banking regulators but not effective at each period end to be non-GAAP financial measures. Since analysts and banking regulators may assess our capital adequacy using these pro forma ratios, we believe they are useful to provide investors the ability to assess our capital adequacy on the same basis.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Citizens Financial Group, Inc.

Non-GAAP Reconciliation Table

Excluding restructuring charges and special items

$s in millions, except per share data

		QUARTERLY TRENDS
		3Q14	2Q14	1Q14	4Q13	3Q13
Noninterest income, excluding special items:
Noninterest income (GAAP)	A	$341	$640	$358	$379	$383
Less: Special items - Chicago gain		—	288	—	—	—

Noninterest income, excluding special items (non-GAAP)	B	$341	$352	$358	$379	$383

Total revenue, excluding special items:
Total revenue (GAAP)	C	$1,161	$1,473	$1,166	$1,158	$1,153
Less: Special items - Chicago gain		—	288	—	—	—

Total revenue, excluding special items (non-GAAP)	D	$1,161	$1,185	$1,166	$1,158	$1,153

Noninterest expense, excluding restructuring charges and special items:
Noninterest expense (GAAP)	E	$810	$948	$810	$818	$788
Less: Restructuring charges and special expense items	HH	21	115	—	26	—

Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	$789	$833	$810	$792	$788

Net income (loss), excluding restructuring charges and special
Net income (loss) (GAAP)	G	$189	$313	$166	$152	$144
Add: Restructuring charges and special items, net of income		13	(108)	—	17	—

Net income (loss), excluding restructuring charges and special items (non-GAAP)	H	$202	$205	$166	$169	$144

Return on average common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,411	$19,607	$19,370	$19,364	$19,627
Return on average common equity, excluding restructuring charges and special items (non-GAAP)	H/I	4.14%	4.19%	3.48%	3.47%	2.91%

Return on average tangible common equity and return on average tangible common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,411	$19,607	$19,370	$19,364	$19,627
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		6	7	7	8	9
Add: Average deferred tax liabilities related to goodwill		384	369	351	342	325

Average tangible common equity (non-GAAP)	J	$12,913	$13,093	$12,838	$12,822	$13,067

Return on average tangible common equity (non-GAAP)	G/J	5.81%	9.59%	5.24%	4.71%	4.34%
Return on average tangible common equity, excluding restructuring charges and special items (non-GAAP)	H/J	6.22%	6.28%	5.24%	5.24%	4.34%

Return on average total assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$128,691	$127,148	$123,904	$120,393	$117,386
Return on average total assets, excluding restructuring charges and special items (non-GAAP)	H/K	0.62%	0.65%	0.54%	0.56%	0.49%

Return on average total tangible assets and return on average total tangible assets, excluding restructuring charges and
Average total assets (GAAP)	K	$128,691	$127,148	$123,904	$120,393	$117,386
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		6	7	7	8	9
Add: Average deferred tax liabilities related to goodwill		384	369	351	342	325

Average tangible assets (non-GAAP)	L	$122,193	$120,634	$117,372	$113,851	$110,826

Return on average total tangible assets (non-GAAP)	G/L	0.61%	1.04%	0.57%	0.53%	0.52%
Return on average total tangible assets, excluding restructuring charges and special items (non-GAAP)	H/L	0.66%	0.68%	0.57%	0.59%	0.52%

Citizens Financial Group, Inc.

Non-GAAP Reconciliation Table

Excluding restructuring charges and special items

$s in millions, except per share data

		QUARTERLY TRENDS
		3Q14	2Q14	1Q14	4Q13	3Q13
Efficiency ratio and efficiency ratio, excluding restructuring charges and special items:
Net interest income (GAAP)		$820	$833	$808	$779	$770
Add: Noninterest income (GAAP)		341	640	358	379	383

Total revenue (GAAP)	C	$1,161	$1,473	$1,166	$1,158	$1,153

Efficiency ratio (non-GAAP)	E/C	69.84%	64.33%	69.43%	70.62%	68.49%
Efficiency ratio, excluding restructuring charges and special items (non-GAAP)	F/D	68.02%	70.23%	69.43%	68.35%	68.49%

Net income (loss) per average common share - basic and diluted, excluding restructuring charges and special items:
Average common shares outstanding - basic (GAAP)	M	559,998,324	559,998,324	559,998,324	559,998,324	559,998,324
Average common shares outstanding - diluted (GAAP)	N	560,243,747	559,998,324	559,998,324	559,998,324	559,998,324
Net income (loss) applicable to common stockholders (GAAP)	O	189	313	166	152	144
Net income (loss) per average common share - basic (GAAP)	O/M	0.34	0.56	0.30	0.27	0.26
Net income (loss) per average common share - diluted (GAAP)	O/N	0.34	0.56	0.30	0.27	0.26

Net income (loss) applicable to common stockholders, excluding restructuring charges and special items (non-GAAP)	P	202	205	166	169	144

Net income per average common share - basic, excluding restructuring charges and special items (non-GAAP)	P/M	0.36	0.37	0.30	0.30	0.26
Net income per average common share - diluted, excluding restructuring charges and special items (non-GAAP)	P/N	0.36	0.37	0.30	0.30	0.26

Pro forma Basel III common equity Tier 1 capital ratio:
Tier 1 common capital (regulatory)		$13,330	$13,448	$13,460	$13,301	$13,489
Add: Change in DTA and other threshold deductions (GAAP)		(5)	(7)	(7)	6	—

Basel III common equity Tier 1 (non-GAAP)	Q	$13,335	$13,455	$13,467	$13,295	$13,489

Risk-weighted assets (regulatory general risk weight approach)		103,207	101,397	100,368	98,634	96,735
Net change in credit and other risk-weighted assets (GAAP)		3,207	2,383	2,450	2,687	2,768

Basel III standardized approach risk-weighted assets (non- GAAP)	R	$106,414	$103,780	$102,818	$101,321	$99,503

Pro forma Basel III common equity Tier 1 capital ratio (non- GAAP)	Q/R	12.5%	13.0%	13.1%	13.1%	13.6%

Salaries and employee benefits, excluding restructuring charges and special items:
Salaries and employee benefits (GAAP)	S	$409	$467	$405	$391	$403
Less: Restructuring charges and special items		—	43	—	5	—

Salaries and employee benefits, excluding restructuring charges and special items (non-GAAP)	T	$409	$424	$405	$386	$403

Outside services, excluding restructuring charges and special
Outside services (GAAP)	U	$106	$125	$83	$101	$87
Less: Restructuring charges and special items		19	41	—	—	—

Outside services, excluding restructuring charges and special items (non-GAAP)	V	$87	$84	$83	$101	$87

Occupancy, excluding restructuring charges and special items: Occupancy (GAAP)	W	$77	$87	$81	$83	$80
Less: Restructuring charges and special items		2	9	—	11	—

Occupancy, excluding restructuring charges and special items (non-GAAP)	X	$75	$78	$81	$72	$80

Equipment expense, excluding restructuring charges and special items:
Equipment expense (GAAP)	Y	$58	$65	$64	$68	$69
Less: Restructuring charges and special items		—	3	—	7	—

Equipment expense, excluding restructuring charges and special items (non-GAAP)	Z	$58	$62	$64	$61	$69

Citizens Financial Group, Inc.

Non-GAAP Reconciliation Table

Excluding restructuring charges and special items

$s in millions, except per share data

		QUARTERLY TRENDS
		3Q14	2Q14	1Q14	4Q13	3Q13
Other operating expense, excluding restructuring charges and special items:
Other operating expense (GAAP)	AA	$122	$171	$146	$143	$123
Less: Restructuring charges and special items		—	19	—	3	—

Other operating expense, excluding restructuring charges and special items (non-GAAP)	BB	$122	$152	$146	$140	$123

Pre-provision profit, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	D	$1,161	$1,185	$1,166	$1,158	$1,153
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	789	833	810	792	788

Pre-provision profit, excluding restructuring charges and special items (non-GAAP)	CC	$372	$352	$356	$366	$365

Income before income tax expense (benefit), excluding restructuring charges and special items
Income before income tax expense (benefit) (GAAP)	DD	$274	$476	$235	$208	$220
Less: Income before income tax expense (benefit) related to restructuring charges and special items (GAAP)		(21)	173	—	(26)	—

Income before income tax expense (benefit), excluding restructuring charges and special items (non-GAAP)	EE	$295	$303	$235	$234	$220

Income tax expense (benefit), excluding restructuring charges and special items:
Income tax expense (benefit) (GAAP)	FF	$85	$163	$69	$56	$76
Less: Income tax (benefit) related to restructuring charges and special items (GAAP)		(8)	65	—	(9)	—

Income tax expense (benefit), excluding restructuring charges and special items (non-GAAP)	GG	$93	$98	$69	$65	$76

Restructuring charges and special expense items include:
Goodwill impairment		—	—	—	—	—
Restructuring charges		1	103	—	26	—
Special items		20	12	—	—	—

Restructuring charges and special expense items	HH	$21	$115	—	$26	—

Tangible Common Equity (period-end):
Stockholders’ equity		$19,383	$19,597	$19,442	$19,196	$19,413
Less: Goodwill		(6,876)	(6,876)	(6,876)	(6,876)	(6,876)
Less: Other intangible assets		(6)	(7)	(7)	(8)	(9)
Add: Deferred tax liabilities		399	384	366	350	333

Total tangible common equity	II	$12,900	$13,098	$12,925	$12,662	$12,861

Citizens Financial Group, Inc.

Non-GAAP Measures by Segments

$s in millions

		Three Months Ended September 30, 2014				Three Months Ended June 30, 2014
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$54	$139	($4)	$189	$44	$141	$128	$313

Return on average tangible common equity
Average common equity (GAAP)	B	$4,685	$4,205	$10,521	$19,411	$4,640	$4,129	$10,838	$19,607
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	6	6	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	384	384	—	—	369	369

Average tangible common equity (non-GAAP)	C	$4,685	$4,205	$4,023	$12,913	$4,640	$4,129	$4,324	$13,093

Return on average tangible common equity (non-GAAP)	A/C	4.57%	13.10%	NM	5.81%	3.87%	13.78%	NM	9.59%
Efficiency ratio
Noninterest expense (GAAP)	D	$609	$162	$39	$810	$655	$157	$136	$948
Net interest income (GAAP)		532	270	18	820	546	264	23	833
Noninterest income (GAAP)		226	104	11	341	236	107	297	640

Total revenue	E	$758	$374	$29	$1,161	$782	$371	$320	$1,473

Efficiency ratio (non-GAAP)	D/E	80.42%	43.35%	NM	69.84%	83.61%	42.36%	NM	64.33%

		Three Months Ended March 31, 2014				Three Months Ended December 31, 2013
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$32	$141	($7)	$166	$50	$123	($21)	$152

Return on average tangible common equity
Average common equity (GAAP)	B	$4,568	$4,023	$10,779	$19,370	$4,448	$3,978	$10,938	$19,364
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	7	7	—	—	8	8
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	351	351	—	—	342	342

Average tangible common equity (non-GAAP)	C	$4,568	$4,023	$4,247	$12,838	$4,448	$3,978	$4,396	$12,822

Return on average tangible common equity (non-GAAP)	A/C	2.81%	14.17%	NM	5.24%	4.40%	12.10%	NM	4.71%
Efficiency ratio
Noninterest expense (GAAP)	D	$638	$153	$19	$810	$638	$164	$16	$818
Net interest income (GAAP)		537	256	15	808	543	260	(24)	779
Noninterest income (GAAP)		219	107	32	358	235	105	39	379

Total revenue	E	$756	$363	$47	$1,166	$778	$365	$15	$1,158

Efficiency ratio (non-GAAP)	D/E	84.39%	42.13%	NM	69.43%	81.84%	44.73%	NM	70.62%

		Three Months Ended September 30, 2013
		Consumer Banking	Commercial Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$52	$127	($35)	$144
Return on average tangible common equity
Average common equity (GAAP)	B	$4,403	$3,855	$11,369	$19,627
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	9	9
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	325	325

Average tangible common equity (non-GAAP)	C	$4,403	$3,855	$4,809	$13,067

Return on average tangible common equity (non-GAAP)	A/C	4.69%	13.24%	NM	4.34%
Efficiency ratio
Noninterest expense (GAAP)	D	$622	$156	$10	$788
Net interest income (GAAP)		543	263	(36)	770
Noninterest income (GAAP)		246	93	44	383

Total revenue	E	$789	$356	$8	$1,153

Efficiency ratio (non-GAAP)	D/E	78.83%	43.69%	NM	68.49%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber attacks;

Citizens Financial Group, Inc.

•	management’s ability to identify and manage these and other risks; and

•	any failure by us to successfully replicate or replace certain functions, systems and infrastructure provided by RBS.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. In addition, the timing and manner of the sale of RBS’s remaining ownership of our common stock remains uncertain, and we have no control over the manner in which RBS may seek to divest such remaining shares. Any such sale would impact the price of our shares of common stock.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission and declared effective on September 23, 2014.

Note: Percentage changes, per share amounts, and ratios presented in this document are calculated using whole dollars.